Exhibit 10.28

VIA ELECTRONIC DELIVERY

April 17, 2024

Re:    SI-BONE, Inc. Board of Directors

Dear Tom:
    It is my sincere pleasure to invite you to join the Board of Directors (the “Board”) of SI-BONE, Inc. (the “Company”), and to serve on the Compensation Committee of the Board (the “Compensation Committee”), each contingent upon your election by the stockholders at our stockholder meeting planned for June 25, 2024 (the “2024 Annual Meeting”). The Company plans to file a proxy statement, in substantially the form attached hereto as Exhibit A, which designates you as a candidate for Director in the Class to be elected in 2024. By signing below, you consent to your inclusion in the proxy statement as a candidate for Director. In consideration for this nomination, you agree to provide the Services as Director described below, subject to your election by the Company’s stockholders at our 2024 Annual Meeting.
As a Board member, you will participate in regularly scheduled and special Board and Compensation Committee meetings, meet or otherwise periodically confer with Company executives and provide such other services as are customary and appropriate for Board and committee members (the “Services”). The Company will reimburse you for reasonable travel and other incidental expenses approved by the Company, so long as you provide the Company with appropriate receipts or other relevant documentation. You are not an employee of the Company and have no authority to obligate the Company by contract or otherwise. You will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to you for taxes. Any taxes shall be solely your responsibility.
In connection with your appointment to the Board and the Compensation Committee, in exchange for the Services you will be compensated in accordance with our Non-Employee Director Compensation Policy, a copy of which is attached as Exhibit B (the “Director Compensation Policy”). This includes a “sign-on” RSU grant vesting over three years as well as cash retainers for your Board and committee service, generally paid quarterly. Beginning with our annual meeting anticipated to occur in June 2025, you will become eligible for annual refresh RSUs, which are granted annually to each non-employee Director. In the event of a Change in Control or a Corporate Transaction (each as defined in the Company’s equity incentive plan in existence from time to time), any unvested portion of any then outstanding equity awards will fully vest as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to your Continuous Service on the effective date of such transaction. All compensation is contingent upon your election to the Company’s Board. Additional details of your compensation may be found in our Director Compensation Policy, which the Compensation Committee and the Board may amend and update from time to time.
    In your capacity as a director of the Company, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person or entity to whom you have an obligation of confidentiality. Rather, you will be

SI-BONE, Inc. • 471 El Camino Real, Suite 101, Santa Clara, CA 95050 U.S.A. • t 408-207-0700 • f 408-557-8312 • www.SI-BONE.com

expected to use only information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided by the Company. You acknowledge that as a result of your service as a director you will obtain confidential information relating to or provided by the Company and its affiliates (including but not limited to its stockholders and customers as well as non-public tangible and intangible manifestations regarding patents, copyrights, trademarks, trade secrets, technology, inventions, works of authorship, business plans, data or any other confidential knowledge). During and after your Service with the Company, you shall not use for your benefit or disclose confidential information, knowledge or data relating to or provided by the Company and its affiliates. You agree that any confidential information that you may develop, either alone or jointly with others, or have access to as a result of performing services for the Company is assigned by you to the Company and is the sole property of the Company. Additionally, as a reminder, as a member of the Company’s Board, you will have fiduciary duties to the Company and its stockholders.
    You will be entitled to indemnification for your Services as a Board member in accordance with the Company’s Bylaws and Certificate of Incorporation. In addition, the Company will enter into an Indemnity Agreement with you in substantially the same form as is in place with the other members of the Board. A copy of the Company’s form of indemnification agreement entered into with each non-employee Director is attached as Exhibit C (the “Indemnification Agreement”).
    This letter, along with the Indemnification Agreement and documentation for any RSU’s to be granted to you in the future, constitutes the entire agreement between you and the Company. This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in a writing signed by a duly authorized officer of the Company. We look forward to your favorable reply and to a productive future relationship.

Sincerely,

SI-BONE, Inc.

/s/ Jeffrey Dunn
Jeffrey W. Dunn
Chairman of the Board

        Acknowledged and Agreed:

/s/ Thomas A. West
Thomas A. West

SI-BONE, Inc. • 471 El Camino Real, Suite 101, Santa Clara, CA 95050 U.S.A. • t 408-207-0700 • f 408-557-8312 • www.SI-BONE.com

Exhibit A
Draft SI-BONE, Inc. 2024 Proxy Statement

Exhibit B
SI-BONE, Inc. Non-Employee Director Compensation Policy

Exhibit C

SI-BONE, Inc. Form of Director Indemnification Agreement